Exhibit 99.1

As used in this Exhibit 99.1, “Immune Design,” “Immune Design Corp.,” the “Company,” “we,” “us” and “our” refer to Immune Design Corp., a Delaware corporation. ZVex and GLAAS are U.S. registered trademarks of Immune Design Corp. All other trademarks, service marks and trade names included in this Exhibit 99.1 are the property of their respective owners.

FORWARD-LOOKING STATEMENTS

This Exhibit 99.1 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions, or the negative or plural of these words or expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our estimates regarding our expenses, revenues, anticipated capital requirements and our needs for additional financing;

•	the implementation of our business model and strategic plans for our business and technology and product candidates;

•	the timing of the commencement, progress and receipt of data from any of our preclinical studies and clinical trials;

•	the expected results of any clinical trial and the impact on the likelihood or timing of any regulatory approval;

•	the scope of protection we establish and maintain for intellectual property rights covering our technology;

•	the timing or likelihood of regulatory filings and approvals;

•	the outcome of any current or future litigation;

•	developments relating to our competitors and our industry; and

•	our expectations regarding licensing, acquisitions and strategic operations.

In addition, you should refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (“Form 10-K”) and the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 (“Form 10-Q”) for a discussion of other important factors, risks and uncertainties that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included herein and in our Form 10-K and Form 10-Q that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

Our Company

Overview

We are a clinical-stage immunotherapy company with next-generation, diversified in vivo approaches designed to enable the body’s immune system to fight disease. Although we believe our approaches have broad potential across multiple therapeutic areas, we are focused in oncology and have designed our technologies to activate the immune system’s natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer via distinct mechanisms. Our two lead product candidates, CMB305 and G100, utilize different immuno-oncology approaches that, we believe, address the shortcomings of existing therapies and have the potential to treat a broad patient population either as individual therapies or in combination with other mechanisms of action. We have also been executing a strategy to partner individual indications outside of oncology in infectious and allergic diseases, which provide potential downstream revenue while preserving growth opportunity in the future.

Our net loss was $13.8 million and $26.5 million for the three and six months ended June 30, 2017, respectively, compared to $14.3 million and $26.6 million for the three and six months ended June 30, 2016, respectively. As of June 30, 2017, we had an accumulated deficit of $210.4 million. We have incurred net losses to date and expect to continue to incur significant expenses and increasing operating losses for at least the next several years.

The following is our primary oncology product development pipeline produced by our two discovery platforms, ZVex® and GLAAS®:

Antigen Specific: Next-Generation Cancer Vaccines

CMB305: NY-ESO-1-targeting Prime Boost

CMB305 is a prime-boost cancer vaccine approach targeting the NY-ESO-1 tumor antigen, in which a priming agent called LV305 from our ZVex platform is dosed sequentially with a boosting agent from our GLAAS platform. CMB305 is designed to induce and expand a specific, integrated anti-tumor immune response and is currently being evaluated in Phase 1 clinical trials in patients with soft tissue sarcoma as a monotherapy, as well as in a randomized Phase 2 clinical trial in patients with soft tissue sarcoma in combination with the anti-PD-L1 cancer immunotherapy, atezolizumab (Tecentriq®), pursuant to a collaboration with Genentech.

In June 2017, at the American Society of Clinical Oncology, or ASCO, 2017 Annual Meeting, we presented data on 25 patients with recurrent soft tissue sarcoma treated with CMB305 monotherapy.

The presentation showed that in a population where 92% of the patients had metastatic disease and 56% were progressing upon trial entry, the median overall survival, or OS, had not yet been reached and the OS rate was 83% and 76% at 12 and 18 months, respectively. These new data compare favorably to the median OS for approved second line and later chemotherapeutic agents, which is 12.4-13.5 months, as well as a published median OS of 11.7 months for synovial sarcoma patients specifically, which was the largest patient population enrolled in this trial. A disease control rate, or DCR, of 64% was observed, including tumor growth arrest in patients who had evidence of disease progression at study entry. CMB305 was well tolerated, with only one related Grade 3 adverse event and without dose-limiting toxicities. With respect to immunogenicity, CMB305 generated a strong and broad anti-NY-ESO-1 immune response in over 50% of the patients, with 32% of patients experiencing an integrated response (demonstrated by production of T cells and antibodies). Induction of an immune response against other tumor antigens not targeted by CMB305 – known as antigen spreading – was detected in 33% of evaluable patients following CMB305 therapy. Patients who responded immunologically had a greater degree of antigen-specific T cell response than previously reported in the Phase 1 trial of LV305 alone, which is consistent with the rationale of the prime-boost approach. In a separate presentation examining data from a pool of 64 patients of various tumor types treated with CMB305 or LV305 monotherapy, we reported a trend towards the association of the intended anti-NY-ESO-1 immune response by these agents with improved patient survival, particularly in patients with pre-existing anti-NY-ESO-1 immunity. These immune biomarkers, including what we believe are novel biomarkers derived from public T cell receptors, may guide regulatory strategy via the selection of patients more likely to have survival benefit on CMB305 therapy.

In September 2017, at the European Society of Medical Oncology, or ESMO, 2017 Congress, we presented an interim analysis of our ongoing, randomized Phase 2 combination study of CMB305. This fully enrolled trial is evaluating the safety, immunogenicity and efficacy of CMB305 in combination with atezolizumab, or atezolizumab alone, in a total of 88 patients with locally advanced, relapsed, or metastatic NY-ESO-1+ synovial sarcoma or myxoid/round-cell liposarcoma. Data presented at ESMO evaluated a pre-specified interim analysis of 36 patients in a data cut with median duration of observation of less than six months. The interim analysis data showed that NY-ESO-1+ soft tissue sarcoma patients receiving CMB305 in combination with atezolizumab experienced a greater clinical benefit and immune response than those receiving atezolizumab alone, including a DCR of 61% versus 28%, median progression free survival, or PFS of 2.6 months versus 1.4 months, and time to next treatment, or TTNT, of 9 months versus 6.3 months, respectively. The trend of greater clinical benefit remained consistent for the full study population, including a DCR of 57% for the CMB305 + atezolizumab group versus 38% for the atezolizumab alone group. We also observed three partial responses in the CMB305 + atezolizumab group versus zero responses in the atezolizumab alone group. Patients in the full study population who received CMB305 plus atezolizumab also demonstrated stronger induced anti-NY-ESO-1 immune responses (demonstrated by production of T cells or antibodies) compared to those receiving atezolizumab alone (n=60/88). An exploratory biomarker analysis showed a continued link between induced immune response and improved overall survival. CMB305 + atezolizumab was observed to be well tolerated, and there were no new safety signals in either arm of the trial. We believe the potential benefit for CMB305 + atezolizumab treatment will be improved survival coupled with a favorable safety profile, based on our experience with CMB305 monotherapy to date. As of the data collection date, overall survival data were immature due to a median duration of observation of less than six months. We intend to present survival data from this Phase 2 combination study beginning in 2018 once all patients approach at least one year of follow up and the data mature.

In addition to the Phase 3 trial, we are considering starting a multi-tumor CMB305 “basket” trial in the second half of 2018 in patients with several NY-ESO-1+ tumors, such as bladder and gastric cancers. We will likely combine CMB305 with a second therapy, such as an anti-PD-1/PD-L1 checkpoint inhibitor.

We have received orphan drug designation in the United States for CMB305, and in the US and EU for each component of CMB305, in each case, for soft tissue sarcoma. In October 2017, we announced receipt of positive feedback from the U.S. Food and Drug Administration, or FDA, on a Phase 3 trial design for CMB305 in synovial sarcoma patients in a maintenance setting. The trial is designed to enroll 248 patients with NY-ESO-1+ synovial sarcoma who will either receive CMB305 monotherapy or placebo. The patients will be randomized 1:1, with co-primary endpoints of PFS and OS. The PFS analysis may occur with a projected number of 141 events, as early as 24 months from the first patient dosed. Alternatively, OS analysis may occur with a projected number of 181 events, as early as 48 months from the first patient dosed. If the PFS endpoint is met, we intend to file a Biologics License Application, or BLA, and seek approval for CMB305 to treat this patient population. We may also develop a companion diagnostic in connection with our CMB305 development program to identify NY-ESO-1 expressing tumors, which test we believe would require FDA approval. We expect to initiate this Phase 3 clinical trial in mid-2018.

CA21: Next-Generation Multi-Targeting Prime Boost

We are currently developing a next-generation prime-boost called CA21. Similar to CMB305, CA21 is designed to consist of two separate agents operating as a prime and boost, LA51 and RA41, respectively. We expect CA21 to induce a stronger immune response than CMB305 by targeting multiple tumor antigens and including an immuno-stimulatory component. We have presented preclinical data at the Society for Immunotherapy of Cancer, or SITC, Annual Meeting 2016 showing the ability of our ZVex vectors to target multiple antigens co-delivered selectively to dendritic cells in vivo without antigen competition. Immune responses were as high as, or higher, than those obtained by combining individually manufactured vectors, demonstrating the versatility and potency of this multi-antigen ZVex approach. At the SITC 2017 Annual Meeting, we intend to present data showing similar results, but for a larger number of target antigens. We are planning to file INDs in 2018 for Phase 1 dose escalation studies of each of LA51 and, and resources permitting, RA41, followed by the Phase 1 dose escalation study of CA21 to be completed by year end.

Antigen Agnostic: Intratumoral Immune Activation

G100 was developed from the GLAAS platform and, in contrast to CMB305, does not target a specific antigen, but instead activates both innate and adaptive immunity in the tumor microenvironment, including dendritic cells, to create an immune response against the tumor’s pre-existing diverse set of antigens, including neoantigens. G100 contains a potent synthetic small molecule toll-like receptor-4 (TLR-4) agonist, Glucopyranosyl Lipid A, or GLA, and is the lead product candidate in our Antigen Agnostic approach. We are developing G100 as a monotherapy and combination therapy in patients with follicular non-Hodgkin Lymphoma, or fNHL, in a randomized Phase 1b/2 trial. The monotherapy Phase 1b portion of the trial is evaluating G100 with local radiation at multiple doses, and a randomized Phase 2 portion of the trial is evaluating G100 at a set dose with local radiation alone or in combination with the anti-PD-1 agent, Keytruda® (pembrolizumab), pursuant to a collaboration with Merck.

We have fully enrolled the randomized Phase 2 combination portion of the study, and if afforded the opportunity, plan to present data at the American Society of Hematology, or ASH, Annual Meeting in December 2017 on all of the patients. We plan to review the objective response rate achieved by these patients, as well as safety and a continued analysis of the tumor microenvironment, and evaluate the opportunity with potential next steps in the first half of 2018.

We have received orphan drug designation in the United States and EU for G100 in fNHL. If the ongoing trials produce a sufficiently robust clinical benefit for patients, we may discuss an appropriate development path with the regulatory authorities to pursue fNHL as the first indication for which we would seek approval for G100.

Our Strategy

•	Develop product candidates to treat a broad patient population. We believe our product candidates may benefit a wide range of patients in both orphan diseases and larger indications because they are designed to create tumor-killing CTLs, could potentially target any tumor and have potential utility as both individual and multiple combination therapies.

•	Rapidly advance first-in-class immuno-oncology product candidates through clinical development. We intend to continue to execute a focused clinical development plan that takes selected product candidates through approval. We are initially focused on indications with a significant unmet need in targeted patient populations, such as CMB305 in soft tissue sarcoma.

•	Leverage our platforms’ ability to address multiple tumor types to build a robust product pipeline. Our ZVex and GLAAS platforms allow us to select both conserved tumor antigens and neoantigens and create separate product candidates for potentially any tumor type. We believe this ability, and the potential of our vectors to simultaneously express antigens and immuno-regulatory molecules, will be a driver of our future growth beyond the current product candidates.

•	Position Immune Design to potentially play a broad role in the immuno-oncology treatment paradigm. Our agents are designed to work either individually or together, as well as with multiple other mechanisms of action. In addition to our ongoing clinical collaborations combining CMB305 and G100 with checkpoint inhibitors, we intent to explore additional combinations with other immuno-oncology approaches to demonstrate this broad potential benefit.

•	Selectively monetize non-oncology indications, while retaining optionality for future internal development. Both ZVex and GLAAS also have potential application in infectious disease and allergy. We have licensed the right to use the GLAAS platform in specific infectious and allergic disease indications to large pharmaceutical companies. These collaborations provide us with both near- and long-term potential revenue and external validation of our technology, while preserving optionality for future growth beyond oncology.

•	Establish infrastructure and capabilities to support the future commercialization of our products. Our management team has extensive experience commercializing pharmaceutical products and as our product candidates advance, we intend to add the appropriate additional regulatory and commercial expertise to maximize the potential for successful product launches and franchise management. In certain instances, we will seek partners to maximize the commercial potential of our product candidates.

ZVex and GLAAS: Complementary and Productive Product Discovery Platforms

We believe our approach to fighting cancer is the first of its kind. We utilize ZVex and GLAAS to develop product candidates that work in vivo and are designed to create and expand diverse armies of immune cells known as cytotoxic T lymphocytes, or CTLs, to fight tumors. An in vivo approach is preferred because it addresses both the cumbersome administration and the need for patient customization inherent in ex vivo approaches, such as engineered CD8 T cells. Although they have distinct mechanisms of action, we designed both CMB305 and G100 to convert “cold” tumors, or those without CTLs, to “hot” tumors, or those with CTLs specific for the antigens expressed by the tumor. Although they are designed to share this effect on tumors, the agents’ distinct mechanisms of action may produce different clinical benefit profiles. For example, it has been noted in scientific literature that although a cancer vaccine therapy may not result in an immediate or early change in tumor burden like cytotoxic approaches such as chemotherapy, a vaccine may induce a delayed anti-tumor response resulting in longer survival than that seen with the cytotoxic approach. Similarly, and based on our clinical studies to date, we believe that although we may not observe a short-term surrogate endpoint like ORR or PFS in late-stage patients receiving monotherapy, ZVex-based cancer vaccines such as CMB305 may nonetheless confer a potentially meaningful overall survival benefit in these patients, as well as in earlier-stage patients where the vaccine has sufficient time to work. Accordingly, with support on trial design from the FDA, we are planning to administer CMB305 in our first Phase 3 trial in synovial sarcoma patients who are stable after frontline treatment.

The fundamental discoveries underlying ZVex originated with one of our founders, Nobel laureate David Baltimore, Ph.D. Dr. Baltimore and his colleagues theorized that a lentivirus, which is a virus that works in immune cells such as dendritic cells, or DCs, could be engineered to selectively deliver the specific genetic information of a tumor marker, called an antigen, directly to DCs in the skin. The expression of this antigen would trigger an immune response of CTLs to eliminate the tumor. In comparison, the core of the GLAAS platform is a highly potent synthetic stimulator of a specific cellular receptor called TLR4 that is present in DCs. Activation of DCs through TLR4 can safely trigger an anti-tumor immune response and synergize with either pre-existing CTLs or those generated by ZVex for what we believe will be a greater degree of tumor killing than either approach alone. We believe ZVex- and GLAAS-based product candidates have broad combination potential across the oncology landscape, such as in combination with checkpoint inhibitors in our two ongoing randomized studies and with other approaches, such as engineered T cells.

ZVex is a discovery platform that uses a first-in-class vector to generate product candidates designed to create CTLs in vivo. CTLs are essential because their primary function is the selective recognition and destruction of tumor cells. The ZVex vector is a delivery system based on a hybrid, re-engineered virus designed to carry the genetic information of selected tumor antigen(s) (in whole or selected epitopes) safely and selectively to dendritic cells, or DCs, in the skin. We believe that DCs are the most important immune cells to target because they initiate the specific immune response that generates CTLs to kill the tumor. When injected into a cancer patient, a ZVex-based product candidate is designed to interact only with these DCs, delivering the tumor antigen(s) in the form of RNA. The DC then processes the RNA into a protein, splits it and presents the protein fragments outside of the cell to neighboring resting CD8 T cells, which then activate to become fully functional CD8+ CTLs. When a CD8 T cell is activated and starts dividing, the result is millions of CTLs that will kill tumor cells bearing that same specific tumor antigen epitopes. ZVex product candidates have the potential to carry the genetic material of different tumor antigens, including neoantigens, as well as immuno-modulatory agents, and therefore have the potential to target multiple types of cancers.

GLAAS, which stands for GLA Adjuvant Systems, is a discovery platform that also works in vivo and is based on a small synthetic molecule called GLA, which stands for glucopyranosyl lipid A. GLA selectively binds to the TLR4 receptor and causes potent activation of the DC. When GLA is accompanied by a tumor antigen and injected into a patient, the combination is taken up by DCs and leads to the production and expansion of immune cells called CD4 T helper lymphocytes, or CD4 T cells. Similar to CTLs, these CD4 T cells will be specific to a tumor antigen, but unlike CTLs, they generally cannot kill antigen-bearing tumor cells. They do, however, play a key role in boosting the anti-tumor immune response by: (1) expanding the number and function of existing CTLs that are specific to the same tumor antigen; and (2) providing help to other immune cells, including B lymphocytes that produce antibodies and natural killer, or NK, cells that are also important in the overall anti-tumor immune response. We therefore believe that product candidates leveraging GLAAS with one or more tumor antigens will be effective in amplifying the anti-tumor activity of CTLs, as well as other beneficial anti-tumor mechanisms. In addition, we can leverage GLAAS to use a specific formulation of GLA alone, without an antigen, for direct tumor microenvironment immune activation. Like ZVex, GLAAS product candidates have the potential to target multiple types of cancers.

The combination of ZVex and GLAAS is expected to synergize to yield a more potent immune response called a heterologous prime-boost. The ZVex vector primes the immune system by triggering the generation of CTLs, while the GLA-activated CD4 T cells boost the immune response by expanding and enhancing the function of CTLs and other anti-tumor immune mechanisms. We believe a more potent immune response should translate to clinical benefit for patients.

The following data from an in vivo rodent model illustrate the effect on antigen-specific CTL generation when combining the ZVex and GLAAS platforms in a prime-boost. When used alone, the ZVex agent increased the CTLs from 0.05% to 3.16%, and when used in combination with GLAAS, the percentage of antigen-specific CTLs in the rodents increased to 15.7%.

We are also studying a different combination of both platforms in a “prime-pull” strategy where a ZVex vector “primes” the immune system and G100 “pulls” CTLs to the tumor via intratumoral injection. Further combination potential also exists with other immuno-oncology modalities, such as the use of G100 to “pull” engineered T cells to a tumor. We believe that these combinations of different technologies have the potential to be best-in-class approaches that generate and expand CTLs and recruit them to the tumor.

Our Approaches to Treating Cancer

Immuno-oncology broadly refers to the modulation of the immune system to eradicate tumor cells, and is often colloquially divided into two categories: “create and expand” the anti-tumor immune response and “remove the brakes” placed on the immune response by the tumor’s defenses.

We believe alteration of the tumor microenvironment and trafficking of CTLs into the tumor are being increasingly recognized as important for the efficacy of any immunotherapy. Our platforms focus on the “create and expand” category and are designed to generate strong, tumor-specific CTLs and effector cells in vivo while addressing many of the shortcomings of previous approaches. Our platforms can generate individual product candidates, such as G100, or product candidates administered in sequence, such as CMB305. Additionally, we designed our therapies to be combined with other immuno-oncology therapeutic mechanisms such as checkpoint inhibitors from the “remove the brakes” category, which we believe will generate a greater anti-tumor response.

Our immuno-oncology product candidates are being developed in two separate strategies that we designate as the Antigen Specific and Antigen Agnostic approaches.

Antigen Specific

Our Antigen Specific approach is based on the observation that human tumor cells make a variety of antigens that are not found in normal tissues, but are present in the patient’s tumor, so there is an opportunity to educate the immune system to recognize the tumor antigen and kill tumor cells expressing it. ZVex products carry RNA of a chosen antigen or selected epitopes of multiple antigens, including neoantigens, whereas GLAAS products are accompanied by a full-length protein of the same antigen or, potentially, a peptide representing the selected epitopes. We have generated a significant amount of preclinical data illustrating the desirable qualities of this approach. The following graph illustrates the ability of ZVex in an in vivo rodent tumor model to generate an immune response against a protein the body recognizes as “self,” and therefore against which it would not normally mount an immune response. This experiment demonstrates the ability of ZVex to overcome immune tolerance, which is an important element of any potential cancer immunotherapy treatment.

For our first Antigen Specific product candidates, we have chosen a tumor-associated antigen named NY-ESO-1 that is expressed in a large number of solid and liquid tumors in varying degrees. We conducted an extensive search to choose NY-ESO-1, and we believe it is an attractive target for cancer immunotherapy due to its frequent expression in tumors, limited expression in normal tissue and its immunogenic potential. Among the antigens selected by the National Cancer Institute as the best targets for immunotherapy, only NY-ESO-1 and one other antigen have been shown to be tumor-specific. Our first two clinical programs targeting NY-ESO-1 from ZVex and GLAAS were LV305 and G305, respectively. LV305 delivers the RNA for NY-ESO-1, while G305 consists of a specific formulation of GLA and the full-length NY-ESO-1 protein. We administer LV305 and G305 in sequence to become CMB305, the heterologous prime-boost therapy. Although we have seen initial clinical benefit from LV305 as a single agent in patients with soft tissue sarcoma, because we believe CMB305 should be more effective than LV305 alone, we intend to focus our development efforts on CMB305.

Antigen Agnostic

Unlike the Antigen Specific approach, the Antigen Agnostic approach does not require a selected tumor antigen present in the cancer. It instead relies on endogenous or neoantigens released during tumor lysis by treatments such as chemotherapy or local radiation. G100, our lead product under this approach, is injected directly into the tumor, and neighboring GLA-activated DCs then capture the diverse set of released antigens and generate a broad and varied immune response. Because local radiation is an effective way to cause tumor cell lysis in accessible tumors, we plan initially to evaluate tumors that are accessible to both local radiation and intratumoral administration.

In collaboration with Dr. Ronald Levy’s lab at Stanford University, we examined the administration of intratumorally-injected G100 in the A20 murine model that is used to represent lymphoma. In an oral presentation at the 2015 American Society of Hematology, or ASH, annual meeting, Dr. Levy’s lab presented data showing tumor growth inhibition in both injected tumors as well as uninjected tumors, known as an abscopal effect. In addition, G100 had an impact on the tumor microenvironment, changing it from a non-inflammatory state, or cold, to an inflamed state, or hot. Specifically, in the image below, responding animals remained tumor-free at least three months post G100 treatment and, without administration of additional G100, were resistant to secondary challenge with the same tumor type.

In addition to G100, we are also investigating the potential use of our ZVex platform for intratumoral injection. For example, we presented preclinical data at the American Association for Cancer Research Annual Meeting in 2016 describing the intratumoral administration of a ZVex vector designed to generate localized expression of IL-12, a potent modulator of innate and adaptive immune responses. The results demonstrated strong local and systemic anti-tumor efficacy in multiple murine models, and offers a potential expansion opportunity of our Antigen Agnostic approach beyond G100.

Our Product Candidates in Development

Our clinical-stage oncology product candidates are depicted in the following diagram:

CMB305

We believe that prime-boost therapies are an optimal way to trigger a robust immune response. This is particularly true when distinct, but complementary, parts of the immune response are stimulated. Based on the predicted mechanisms of action in the prime-boost, our relevant preclinical studies and CMB305 clinical data to date, we expect CMB305 to induce a stronger anti-tumor CTL response than either of its components alone. In addition to increasing the magnitude of the CTL response, we expect this approach to generate memory CTLs with long-term immune surveillance, as well as enhance other immune system anti-tumor mechanisms. Memory CTLs function as surveillance cells, ready to target persisting or new cancer cells with the same antigen signature, which may provide a longer-term benefit to patients.

We are initially focusing development of CMB305 in a type of soft tissue sarcoma called synovial sarcoma. Synovial sarcoma is a rare form of cancer in the joints. Certain studies of outcomes relating to synovial sarcoma have shown a five-year and ten-year survival for people with grade 3 tumors or metastatic disease of less than 25% and 15%, respectively. The low incidence rate of soft tissue sarcoma, including synovial sarcoma, qualifies it as an orphan disease, and we have received orphan drug designation for soft tissue sarcoma for CMB305 in the US and for both components of CMB305 in the US and EU. Orphan drug designation provides certain benefits, such as research tax credits and waivers of certain regulatory fees but does not provide any assurance of regulatory approval or expedite any regulatory review. We believe that there is an opportunity to improve upon both the safety and clinical benefit profiles of approved chemotherapy agents in soft tissue sarcoma, which to date have demonstrated poor toxicity and produced limited impact on patient survival. In October 2017, we announced receipt of positive feedback from the FDA on a Phase 3 trial design for CMB305 in synovial sarcoma patients in a maintenance setting. The trial is designed to enroll 248 patients with NY-ESO-1+ synovial sarcoma who will either receive CMB305 monotherapy or placebo. The patients will be randomized 1:1, with co-primary endpoints of PFS and OS. PFS analysis may occur with a projected number of 141 events, as early as 24 months from the first patient dosed. Alternatively, OS analysis may occur with a projected number of 181 events, as early as 48 months from the first patient dosed. If the PFS endpoint is met, we intend to file a BLA and seek approval for CMB305 to treat this patient population. We may also develop a companion diagnostic in connection with our CMB305 development program to identify NY-ESO-1 expressing tumors, which test we believe would require FDA approval.

G100

We are evaluating our lead Antigen Agnostic approach product candidate, G100, in a randomized Phase 1/2 study to treat patients with a follicular NHL, or fNHL, who received G100 with local radiation, with or without KEYTRUDA, pursuant to a collaboration with Merck. These patients must be either treatment naïve or relapsed or refractory following at least one prior treatment. We inject a single tumor after the administration of local radiation and then evaluate the local immune environment and the potential clinical effect on distant tumors. We have fully enrolled the randomized Phase 2 combination study of G100, and if afforded the opportunity, plan to present data at the American Society of Hematology (ASH) Annual Meeting in December 2017 on all of the patients.

Therapeutic Applications Outside Oncology

Although immuno-oncology development is robust with therapies for an estimated 10 liquid and 18 solid tumors in development and with a market for immuno-oncology therapies projected to approach $35 billion by 2023, the broader market for immunotherapy applications also includes infectious and allergic diseases. The worldwide infectious diseases vaccine market garnered approximately $30 billion in sales in 2014 and the market for allergy therapies and diagnostics is projected to reach $41 billion by 2022. Beyond oncology, we believe our technologies offer several promising applications in the fields of infectious and allergic diseases.

Infectious Diseases

Historically, antigens have been used with sub-optimal immune adjuvants and have mainly focused on generating antibodies, which have been limited by low affinity and a narrow spectrum of activity. We believe using glucopyranosyl lipid adjuvant, or GLA, a novel molecular adjuvant, combined with infectious diseases antigens will boost pre-existing T cells and trigger a broad antibody response, allowing for diverse antigen recognition. To date, GLA has been studied in human clinical trials involving over 1,400 subjects. The results of these trials we have reviewed to date support the finding of increased magnitude and breadth of the antibody response.

We have a preclinical vaccine product candidate called G103 to treat herpes simplex virus type 2, or HSV2. G103 consists of several recombinantly expressed proteins adjuvanted with a specific formulation of GLA. In October 2014, we announced a collaboration with Sanofi Pasteur, the vaccines division of Sanofi, to develop G103 along with additional assets contributed by us and Sanofi Pasteur.

Allergic Diseases

We believe allergy represents an exciting area for the application of GLAAS. Allergies to pollen or food often occur because of aberrant immune reactions, which are characterized by helper T cells producing signals that induce other immune cells to cause the allergy symptoms. We have a large set of preclinical data demonstrating that certain formulations of GLAAS, when given prophylactically or therapeutically with or without the allergen, can shift the responses in a way that results in significant protection from allergy symptoms. In essence, the immune system can be taught to redirect the T cells to respond in better ways. In August 2014, we announced a licensing agreement with Sanofi pursuant to which we granted Sanofi the right to use the GLAAS platform to develop therapeutics to treat peanut allergy.

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